As filed with the Securities and Exchange Commission on April 25, 1994

                                                   Registration No. 33-

                                                        SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549
                                                                     FORM S-8
                                             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                                            NEWMONT MINING CORPORATION
                                              (Exact name of Registrant as specified in its charter)
                         Delaware                           1700 Lincoln Street                           13-1806811
     (State or other jurisdiction of                      Denver, Colorado  80203                      (I.R.S. Employer
     incorporation or organization)                            (303) 863-7414                         Identification No.)

                                                     (Address of principal executive offices)

                                                                December 18, 1992
                                                               Letter of Employment
                                                               (Full Title of Plan)

                                                             Timothy J. Schmitt, Esq.
                                                            Newmont Mining Corporation
                                                               1700 Lincoln Street
                                                             Denver, Colorado  80203
                                                                  (303) 863-7414
                                                       (Name, address and telephone number,
                                                    including area code, of agent for service)



                                                                    Copies to:
                                                              Maureen Brundage, Esq.
                                                                   White & Case
                                                           1155 Avenue of the Americas
                                                            New York, New York  10036
                                                                  (212) 819-8200

                         CALCULATION OF REGISTRATION FEE




             Title of each                                                           Proposed maximum
               class of                                        Proposed maximum          aggregate
             securities to              Amount to be            offering price           offering             Amount of
             be registered               registered              per share (1)           price (1)        registration fee

      Common Stock, $1.60          74,886                   $49.9375                 $3,739,619.63       $1,289.52
      par value . . . . . . . .

     (1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the
          Securities Act of 1933, based upon the average of the high and low prices of the Common Stock as reported on the New York
          Stock Exchange, Inc. on April 18, 1994.







                                      PART I


               INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of the shares of Common Stock held by the Selling Stockholder named in the prospectus which shares were or will be acquired by the Selling Stockholder upon the exercise by the Selling Stockholder of an option granted under a letter of employment between Newmont Mining Corporation and the Selling Stockholder dated December 18, 1992. The Registrant satisfies the registrant requirements for use of Form S-3.

                            Newmont Mining Corporation
                                 74,886 Shares of
                                   Common Stock
                                ($1.60 par value)

             This Prospectus relates to 74,886 shares (the "Shares") of common stock, par value $1.60 per share (the "Common Stock"), of Newmont Mining Corporation ("Newmont Mining" or the "Company") which may be offered from time to time by the selling stockholder named herein (the "Selling Stockholder"). The Shares have been or may be acquired by the Selling Stockholder from the Company in a transaction not involving a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), upon the exercise of a stock option (the "Option") previously issued by the Company to the Selling Stockholder. The Selling Stockholder is an officer of the Company and may be deemed an affiliate of the Company (as defined in Rule 405 of the Securities Act). See "Selling Stockholder." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder, although the Company will receive the exercise price payable upon any exercise of the Option under which the Shares are acquired by the Selling Stockholder.

             The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, the Paris Bourse, or the Basel, Geneva or Zurich Stock Exchanges, in sales occurring in the public market off such exchanges, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by the Selling Stockholder will be payable by the Selling Stockholder. See "Plan of Distribution."

             The Selling Stockholder and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any profit on the sale of any or all of the Shares by the Selling Stockholder and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

             The Common Stock of the Company is listed on the New York Stock Exchange under the trading symbol "NEM." The Company's Common Stock also is listed on the Paris Bourse and Swiss Stock Exchanges (Basel, Geneva and Zurich). The last reported sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape on April 18, 1994 was $49.25 per share.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is April 25, 1994



                                TABLE OF CONTENTS

                                                                                                                   Page
                 Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

                 Information Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

                 The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

                 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

                 Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

                 Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

                 Certain Tax Considerations as a
                 Real Property Holding Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13

                 Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14

                 Validity of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15

                 Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15



             No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the offices of the New York Stock

   Exchange, Inc., 20 Broad Street, New York, New York 10005 on which exchange the common stock of the Company is listed.

             This Prospectus constitutes part of a registration statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                      INFORMATION INCORPORATED BY REFERENCE

             The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 which has been filed with the Commission. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
   Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including beneficial owners, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be directed to the Office of the Secretary, Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203, telephone:
   (303) 863-7414.


                                   THE COMPANY

             Newmont Mining Corporation is a U.S. company whose sole asset is a controlling equity interest in Newmont Gold Company ("NGC"). NGC is a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. Newmont Mining owns 89.22% of the common stock, 100% of the preferred stock and an option to purchase additional shares of the common stock of NGC.

             NGC is the Company's sole subsidiary or interest. Based on 1993 production as set forth in published reports, NGC is the largest producer of gold from North American operations. NGC produces gold on the Carlin Trend in Nevada. NGC also produces gold through a 38% owned joint venture in Peru, which commenced operations in August 1993. NGC additionally has a 50% owned joint venture in Uzbekistan and an 80% owned joint venture in Indonesia, both of which are scheduled to commence gold production in 1995. NGC also owns 100% of Newmont Exploration Limited ("NEL"), which, together with various other affiliates, explores worldwide for gold. Management believes that NGC's 1994 exploration and development budget is one of the largest in the minerals industry based on published information.

             Newmont Mining, incorporated in 1921, under the laws of Delaware, maintains its principal executive offices at 1700 Lincoln Street, Denver, Colorado 80203 (telephone: 303-863-7414).


                                 USE OF PROCEEDS

             The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. However, the Company will receive the exercise price payable upon any exercise of the Option under which the Shares are acquired by the Selling Stockholder.


                               SELLING STOCKHOLDER

             The Selling Stockholder, Wayne W. Murdy, has been the Senior Vice President and Chief Financial Officer of the Company and NGC since December 31, 1992. The 74,886 Shares which may be offered from time to time pursuant hereto by the Selling Stockholder represent shares of Common Stock that have been or may be acquired by the Selling Stockholder upon the exercise of the Option. The Option was granted to him by the Company on December 31, 1992, pursuant to the terms of a letter of employment dated December 18, 1992, in "transactions not involving any public offering" within the meaning of Section 4(2) of the Securities Act. All of the share and price information set forth in this Prospectus has been adjusted to give effect to a 1.2481 shares to 1 share stock split declared by the Company on March 21, 1994, payable on April 21, 1994 (the "Stock Split").

             The Selling Stockholder currently owns 6,962 shares of Common Stock of the Company (6,115 of which were issued upon partial exercise of the Option) and holds options to acquire additional shares of Common Stock (including the Option) as described below.

             Under the Option, the Selling Stockholder had the right to purchase, subject to the vesting requirements described below, 74,886 shares of Common Stock at a purchase price of $29.55 per share, subject to adjustment as provided in the Option, provided that such right can only be exercised if the price of the Common Stock is at least $36.94. The right to purchase 14,977 shares of Common Stock under the Option vested on April 28, 1993 and the right to purchase an additional 14,977 shares will vest on each April 28 thereafter until April 28, 1997, on which date the right to purchase an additional 14,978 shares will vest. As of April 21, 1994, (i) a total of 6,115 shares of Common Stock have been acquired by the Selling Stockholder as a result of the partial exercise of the Option, which shares are still held by the Selling Stockholder and (ii) a total of 68,771 shares of Common Stock remain to be issued upon exercise of the Option.

             In addition to the Option, the Selling Stockholder was granted an option under the Company's 1992 Key Employee Stock Plan. Under this option, the Selling Stockholder had the right to purchase, subject to the vesting requirements described below, 74,886 shares of the Company's Common Stock, of which the right to purchase 14,977 shares (at an exercise price of $40.07) vested on June 23, 1993 and the right with respect to an additional 14,977 shares (at an exercise price ranging from $44.07 to $56.09, depending on the date of vesting) will vest on each June 23 thereafter until June 23, 1997, on which date the right to purchase an additional 14,978 shares will vest. As a result of a partial exercise of this option, 66,026 shares of the Company's Common Stock remain issuable upon exercise of this option, subject to the vesting requirements described above.

             The Selling Stockholder beneficially owns no other shares of Common Stock of the Company except as described in the preceding paragraphs. Subsequent to the sale of the Shares offered hereby, the Selling Shareholder will own any shares of Common Stock issued to him upon exercise of the option described in the preceding paragraph that have not been sold by him and the Selling Stockholder will have the right to acquire additional shares of Common Stock under such option to the extent such right has not already been exercised and subject to the vesting provisions described above.


                           DESCRIPTION OF CAPITAL STOCK

             The authorized capital of the Company consists of 5,000,000 shares of Preferred Stock, par value $5.00 per share, issuable in series, of which 2,875,000 shares of $5.50 Convertible Preferred Stock, par value $5.00 per share (the "$5.50 Convertible Preferred Stock") were issued and outstanding as of March 24, 1994 and 240,000 shares of Series A Junior Participating Preferred Stock, par value $5.00 per share (the "Junior Preferred Shares") were reserved for issuance as of March 24, 1994, and 120,000,000 shares of Common Stock, par value $1.60 per share, of which 85,848,405 (adjusted to give effect to the 1.2481 shares to 1 share stock split payable on April 21, 1994 to stockholders of record on March 31,
   1994) were issued and outstanding as of March 24, 1994 and are fully paid and non-assessable. Holders of the Company's capital stock have no preemptive rights.


                           DESCRIPTION OF COMMON STOCK

             The statements set forth below are summaries of certain provisions relating to the Common Stock of the Company. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of the Company's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.
   Dividend Rights

             Subject to the prior rights as to dividends of any Preferred Stock which may be outstanding from time to time, the Common Stock is entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

   Voting Rights

             Subject to the voting rights, if any, of any Preferred Stock which may be outstanding from time to time, all voting rights are vested in the holders of shares of the Common Stock, each share being entitled to one vote.

   Liquidation Rights

             Subject to the prior rights of creditors and the holders of any Preferred Stock which may be outstanding from time to time, the shares of Common Stock are entitled, in the event of voluntary or involuntary liquidation, dissolution or winding up, to share pro rata in the distribution of all remaining assets.

   Approval of Certain Mergers, Consolidations, Sales and Leases

             Article NINTH of the Company's Restated Certificate of Incorporation provides that, with certain exceptions noted below, the affirmative vote of the holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors (considered as one class) shall be required (a) for the adoption of an agreement for the merger or consolidation of the Company with any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of the Company to, or any sale or lease to the Company or any subsidiary thereof in exchange for securities of the Company of any assets (except assets having an aggregate fair market value of less than $10 million) of, any other corporation, person or entity if, in either case, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of all outstanding shares of stock of the Company entitled to vote in elections of directors (a "10% Holder"). Such affirmative vote or consent shall be in addition to the vote of the holders of the stock of the Company otherwise required by law or any agreement between the Company and any national securities exchange.

             For the purposes of Article NINTH, any corporation, person or entity shall be deemed to be the beneficial owner of any shares of stock of the Company (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly by any other corporation, person or entity, with which it or its affiliates or associates (as defined in the Restated Certificate of Incorporation) have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company, or which is its affiliate or associate.

             Article NINTH does not apply to any transaction with any other corporation, person or entity (i) if the Board of Directors of the Company has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a 10% Holder or
   (ii) in case of a corporation, if the Company and its subsidiaries own a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors. Article NINTH can be altered or repealed only upon the affirmative vote of the record holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors, considered as one class.

             Article NINTH might be characterized as an anti-takeover provision since it may render more difficult certain possible takeover proposals to acquire control of the Company and make removal of management of the Company more difficult.

   Equal Value Rights Plan

             Each outstanding share of Common Stock carries with it a dividend distribution of one equal value right (an "Equal Value Right"). The terms of the Equal Value Rights are set forth in a Rights Agreement, dated as of September 23, 1987, as amended (the "Equal Value Rights Agreement"), between the Company and Chemical Bank, as Rights Agent. The following is a summary of the Equal Value Rights Agreement. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Equal Value Rights Agreement. A copy of the Equal Value Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

             Each Equal Value Right entitles the record holder to receive from the Company on or after the date of any Extraordinary Transaction (as hereinafter defined) an amount in cash equal to the amount, if any, by which the Equal Value Price (as hereinafter defined) exceeds the sum of the cash consideration and the fair market value of the non-cash consideration paid for each share of Common Stock in the Extraordinary Transaction. Unless earlier redeemed or unless an Extraordinary Transaction has theretofore occurred, the Equal Value Rights will expire at the close of business on September 23, 1997.

             The term "Extraordinary Transaction" means an event in which, within two years of the Control Date (as hereinafter defined) the Company, directly or indirectly, effects a merger, consolidation or other extraordinary corporate transaction in which the Common Stock is changed into or exchanged for securities, cash or other property. The term "Equal Value Price" means the highest price per share paid by a Controlling Person (as hereinafter defined) for any share of Common Stock acquired by it within 91 days prior to and including the Control Date, as such price is adjusted pursuant to the Equal Value Rights Agreement.

             The Equal Value Rights are evidenced by the certificates representing outstanding shares of Common Stock, and no certificates representing the Equal Value Rights have been distributed. The Equal Value Rights will separate from the Common Stock and an Equal Value Distribution Date will occur on the first date of public announcement by the Company or a person (a "Controlling Person") who, together with all Affiliates and Associates (as each term is defined in the Equal Value Rights Agreement) of such person, shall be the beneficial owner of securities entitled to cast 50% or more of the votes in the election of directors of the Company, that a Controlling Person has become such (a "Control Date"). Until the Equal Value Distribution Date, (i) the Equal Value Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the transfer of any outstanding Common Stock certificates will also constitute the transfer of the Equal Value Rights associated therewith.

             Until an Equal Value Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company. At any time until a Control Date, the Company may (but only with the concurrence of a majority of the Continuing Directors (as defined in the Equal Value Rights Agreement)) redeem the Equal Value Rights in whole, but not in part, at a price of $0.02 per Equal Value Right.

             The Equal Value Rights may have certain anti-takeover effects in the event that a person or group proposes to acquire the Company in a two-tier transaction in which all stockholders do not receive the same price for their shares.

   Stockholder Rights Plan

             Each outstanding share of Common Stock carries with it one preferred share purchase right (each a "Right"). The terms of the Rights are set forth in a Rights Agreement, dated as of August 30, 1990, and amendments thereto (as so amended, the "Rights Agreement") between the Company and Chemical Bank, as Rights Agent. The following is a summary of the terms of the Rights Agreement. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Rights Agreement. A copy of the Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

             Following the Distribution Date referred to below and except as described below, each Right entitles the registered holder to purchase from the Company one five-hundredth of a share (a "Preferred Share Fraction") of the Series A Junior Participating Preferred Stock, par value $5.00 per share, of the Company (the "Junior Preferred Shares"), at a purchase price of $150 per Preferred Share Fraction, subject to adjustment (the "Purchase Price"). Unless earlier redeemed by the Company or unless a transaction described in Section 13(d) of the Rights Agreement has occurred, the Rights will expire at the close of business on September 11, 2000 (the "Final Expiration Date").

             Ownership of the Rights is evidenced by the Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights have been distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) the close of business on the tenth day after the date of a public announcement that a person (other than any Exempt Person (as defined in the Rights Agreement)) or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day after the date of the commencement of a tender offer or exchange offer that would result in a person or entity beneficially owning 15% or more of the outstanding Common Stock. Until a Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates and (ii) the transfer of any outstanding Common Stock certificates will also constitute a transfer of the Rights associated therewith.

             Except in the circumstances described below, after the Distribution Date each Right will be exercisable into a Preferred Share Fraction. Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Common Stock, which rights are subject to adjustment in the event of stock dividends, subdivisions and combinations with respect to the Common Stock. In lieu of issuing certificates for fractions of Junior Preferred Shares (other than fractions which are integral multiples of one five-hundredth of a share), the Company may pay cash in accordance with the Rights Agreement.

             If a person becomes an Acquiring Person other than pursuant to certain Board approved tender or exchange offers, each holder of a Right, at any time following the Distribution Date, has the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. In lieu of requiring payment of the Purchase Price upon exercise of the Right following any such event, the Company may provide that each Right be exchanged for one share of Common Stock (or cash, property or other securities, as the case may be). Following the occurrence of the event set forth in the first sentence of this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

             In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than pursuant to certain Board approved tender or exchange offers), or (ii) 50% or more of the Company's assets or earning power is sold or trans-ferred, each holder of a Right (except Rights that previously have been voided as set forth above) has the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

             The Purchase Price payable, and the number of Preferred Share Fractions or other securities or property issuable, upon exercise of the Rights is subject to adjustment to prevent dilution as a result of certain events described in the Rights Agreement.

             Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company. At any time until the earlier of
   (i) the Stock Acquisition Date and (ii) the Final Expiration Date (but in certain circumstances only with the concurrence of Continuing Directors (as defined in the Rights Agreement)), the Company has the option to redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

             The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company because the Rights are either redeemable or do not go into effect under such circumstances.


                          DESCRIPTION OF PREFERRED STOCK

             The statements set forth below are summaries of certain provisions relating to the Preferred Stock of the Company. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations for both the $5.50 Convertible Preferred Stock and the Junior Preferred Shares described below, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

   General

             The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 5,000,000 shares of Preferred Stock in one or more series. The Board of Directors has the power to fix various terms with respect to each series of Preferred Stock, including voting powers, designations, preferences, relative rights, qualifications, limitations and restrictions as set forth in resolutions providings for the issue thereof adopted by the Board of Directors or a duly authorized commission thereof. The $5.50 Convertible Preferred Stock and the Junior Preferred Shares that may be issued in connection with the Company's Shareholder Rights Plan (see "Description of Common Stock -- Shareholder Rights Plan" and "Description of Preferred Stock -- Junior Preferred Shares") are the only series of Preferred Stock that the Board of Directors of the Company has authorized for issuance by the Company.

             The Preferred Stock offered hereby shall have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a parti-cular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and stated value per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) whe-ther or not such Preferred Stock will be convertible into shares of Common Stock of the Company and, if so, the terms thereof; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

             The Preferred Stock will, when issued, be fully paid and nonassessable. The Preferred Stock will rank senior with respect to the payment of dividends and the distribution of assets upon liquidation to any Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the Preferred Stock. Each series of Preferred Stock offered hereby will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation with the $5.50 Convertible Preferred Stock and any other outstanding series of Preferred Stock, Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the Preferred Stock offered hereby.


   $5.50 Convertible Preferred Stock

             General. As of March 24, 1994, a total of 2,875,000 shares of the $5.50 Convertible Preferred Stock were issued and outstanding. All of the outstanding shares of $5.50 Convertible Preferred Stock are held on deposit under the Deposit Agreement, dated as of November 15, 1992 (the "Deposit Agreement"), among the Company, Chemical Bank, as Depositary (the "Depositary"), and all holders from time to time of depositary receipts issued thereunder (the "Depositary Receipts").

             Ranking. The $5.50 Convertible Preferred Stock ranks senior with respect to the payment of dividends and the distribution of assets upon liquidation to any Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the $5.50 Convertible Preferred Stock. The $5.50 Convertible Preferred Stock will rank on a par-ity with respect to the payment of dividends and the distribution of assets upon liquidation with any other series of Preferred Stock Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the Preferred Stock offered hereby.

             Dividend Rights. The holders of shares of the $5.50 Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative dividends at an annual rate of $5.50 per share, payable quarterly on each March 15, June 15, September 15 and Decem-ber 15. Dividends on the $5.50 Convertible Preferred Stock accrue and are cumulative from the date of its original issue and are payable to the holder of record on such respective record dates as may be fixed by the Board of Directors in advance of the payment of each dividend. After full cumulative dividends on the $5.50 Convertible Preferred Stock for all past and current quarterly dividend periods have been paid in full, the $5.50 Convertible Preferred Stock is not entitled to participate with the Common Stock in any further distributions of the Company.

             Unless full cumulative dividends on the $5.50 Convertible Preferred Stock have been paid, or declared and set aside for payment, no dividends (other than in Common Stock or any other stock ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends) may be paid or declared or other distribution made upon the Common Stock or on any other stock of the Company ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends nor may any Common Stock or any other stock of the Company ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends be redeemed or purchased by the Company (other than in exchange for Common Stock or any other stock ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends) or any payment made to or available for a sinking fund for the redemption of any share of such stock.

             Voting Rights. Except for the voting rights described below and except as otherwise provided by law, the holders of shares of $5.50

   Convertible Preferred Stock are not entitled to vote on any matter or to receive notice of, or to participate in, any meeting of stockholders of the Company. If six quarterly dividends payable on the $5.50 Convertible Preferred Stock, or on any other Preferred Stock entitled to receive cumulative dividends, are in default, the number of directors of the Company will be increased by two and the holders of all outstanding shares of such cumulative Preferred Stock as to which such default shall exist, voting as a single class, will be entitled to elect the additional two directors until all such cumulative dividends have been paid in full or set apart for payment on each cumulative series then entitled to vote.

             Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of $5.50 Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders $100.00 per share in cash plus accrued and unpaid dividends before any distribution is made to the holders of the Common Stock or any other stock of the Company ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company.

             Conversion Rights. Shares of $5.50 Convertible Preferred Stock will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference of the shares of $5.50 Convertible Preferred Stock surrendered for conversion divided by the conversion price of $36.395 per share of Common Stock, subject to adjustment in certain events as provided in the Certificate of Designation for the $5.50 Convertible Preferred Stock.


             Optional Redemption. The $5.50 Convertible Preferred Stock will not be redeemable prior to November 15, 1995. Thereafter the $5.50 Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price declining from $103.85 per share for redemptions occurring on or after November 15, 1995 to $100.00 per share for redemptions occurring on or after November 15, 2001, plus, in each case, accrued and unpaid dividends to and including the date fixed for redemption.

             Effect of Mergers, Consolidations, Sales and Leases. Except as otherwise provided in the Certificate of Designations for the $5.50 Convertible Preferred Stock in the event of any recapitalization of shares of Common Stock, any consolidation or merger of the Company with or into another person or any merger of another person into the Company, any sale or transfer of all or substantially all of the assets of the Company and its consolidated subsidiaries, or any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of $5.50 Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share at the conversion price, subject to adjustment as provided in the Certificate of Designation, into (except, in certain events, as otherwise provided in the Certificate of Designation) the kind and amount of securities, cash and other property that would have been receivable upon such transaction by a holder of the number of shares of Common Stock issuable upon conversion of such share of $5.50 Convertible Preferred Stock immediately prior to such transaction.

             Depositary Shares. The following is a summary of the Depositary Agreement. The summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Deposit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

             Pursuant to the Deposit Agreement, depositary shares (the "Depositary Shares"), each evidencing one-half share of $5.50 Convertible Preferred Stock, were issued. As of March 24, 1994, a total of 5,750,000 Depositary Shares were outstanding. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, in proportion to the applicable fraction of a share of $5.50 Convertible Preferred Stock represented by such Depositary Share, to all the rights, preferences and privileges of the $5.50 Convertible Preferred Stock represented thereby (including dividend, voting, conversion, redemption and liquidation rights), and subject to all of the limitations of the $5.50 Convertible Preferred Stock represented thereby, contained in the Company's Restated Certificate of Incorporation and the Certificate of Designation for the $5.50 Convertible Preferred Stock and summarized above.

             The Depositary acts as transfer agent and registrar and paying agent for the payment of dividends with respect to the Depositary Shares.

             Whenever the Company redeems shares of $5.50 Convertible Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the $5.50 Convertible Preferred Stock so redeemed, provided the Company shall have delivered to the Depositary cash sufficient to effect a redemption of the $5.50 Convertible Preferred Stock to be redeemed. Each Depositary Share will be redeemable for one-half of the amount payable with respect to each share of $5.50 Convertible Preferred Stock.

             The Depositary will distribute all cash dividends or other cash distributions received in respect of the $5.50 Convertible Preferred Stock to the record holders of Depositary Receipts in proportion to the number of such Depositary Shares owned by such holders on the relevant record date. In the event of an offering to holders of $5.50 Convertible Preferred Stock of rights, preferences or privileges to subscribe for any securities or any other rights, preferences or privileges, the Depositary will make such rights, preferences or privileges available to the record holders of Depositary Receipts entitled thereto, unless the Company determines that it is not lawful or feasible to make such rights, preferences or privileges available to some or all holders of Depositary Receipts. The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Depositary with respect to tax liability.

             Each record holder of Depositary Shares has the right, at his option, to surrender Depositary Receipts representing one or more whole shares of $5.50 Convertible Preferred Stock with written instructions to the Depositary to convert a number of underlying whole shares of $5.50 Convertible Preferred Stock which such Depositary Shares represent into shares of the Company's Common Stock at any time. No fractional shares of Common Stock will be issued upon conversion, and in lieu thereof an amount will be paid in cash by the Company equal to the market value of the fractional interest.

             Upon receipt of notice of any meeting at which holders of $5.50 Convertible Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the $5.50 Convertible Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting right pertaining to the number of shares of $5.50 Convertible Preferred Stock (or fraction thereof) represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of $5.50 Convertible Preferred Stock (or fraction thereof) represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the shares of $5.50 Convertible Preferred Stock to the extent it does not receive specific written instructions from the holders of Depositary Receipts representing such shares of $5.50 Convertible Preferred Stock.

             The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of holders of Depositary Receipts will not take effect unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

             The Deposit Agreement may be terminated by the Company or the Depositary only after (i) all outstanding Depositary Shares have been redeemed and all shares of Common Stock, cash and other property shall have been distributed to holders of Depositary Shares; (ii) there has been a final distribution in respect of the $5.50 Convertible Preferred Stock in connection with any voluntary or involuntary liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of the Depositary Shares; or (iii) each share of $5.50 Convertible Preferred Stock has been converted into shares of Common Stock and all shares of Common Stock, cash and other property have been distributed to holders of Depositary Shares.

   Junior Preferred Shares

             General. A total of 240,000 shares of Junior Preferred Shares have been reserved for issuance upon exercise of the Rights. See "Description of Common Stock -- Stockholder Rights Plan."

             Dividend Rights. Each Junior Preferred Share has a preferential quarterly dividend payable on the first day of January, April, July and October of each year (or such other quarterly payment date as shall be specified by the Board of Directors) in an amount equal to 500 times the dividend (other than a stock dividend) declared on each share of Common Stock, but in no event less than $1.00.

             Voting Rights. Each Junior Preferred Share will have 500 votes, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares, on all matters submitted to a vote of the stockholders of the Company and, except as provided in the Certificate of Designations for the Junior Preferred Shares, the Company's Restated Certificate of Incorporation or by law, the holders of Junior Preferred Shares shall vote together as one class.

             Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Junior Preferred Shares will receive a preferred liquidation payment per share equal to the greater of $500 per share (plus accrued dividends to the date of distribution, whether or not earned or declared) or an amount per share equal to 500 times the aggregate payment made per each share of Common Stock, in each case subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

             Effect of Mergers, Consolidations, Sales and Leases. In the event of any merger, consolidation, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each Junior Preferred Share will be similarly exchanged or changed in an amount per share equal to 500 times the aggregate amount and type of consideration received per share of Common Stock, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

             Ranking of Junior Preferred Shares. The Junior Preferred Shares rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.


                         FEDERAL TAX CONSIDERATIONS AS A
                        REAL PROPERTY HOLDING CORPORATION

             For purposes of this discussion, a "Non-U.S. Holder" is any holder who, for U.S. Federal income tax purposes, is a foreign corporation, a nonresident alien individual, an estate or trust other than an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source, or a foreign partnership.

             Under current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations thereunder, gain realized by a Non-U.S. Holder on a disposition of certain interests in a corporation that has, within a specified time period, been a "United States real property holding corporation" is, under certain circumstances, subject to U.S. Federal income tax (hereinafter referred to as the "special tax") and possible withholding of such tax, notwithstanding the lack of other connections of the Non-U.S. Holder with the United States. The Company believes that the Company would likely constitute a United States real property holding corporation within the meaning of the Code. However, because the Common Stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code), under the Code and Treasury Regulations now in effect, the special tax (and withholding tax) will not apply with respect to dispositions of shares of Common Stock by a Non-U.S. Holder except in the case of dispositions of Common Stock by a holder who beneficially owns, directly or indirectly, more than 5% of the fair market value of Common Stock at any time during the five years immediately preceding the disposition of the stock in which case the special tax (but, except in certain circumstances, not the withholding tax) would apply.

             This discussion is a summary of certain U.S. federal tax considerations of a real property holding corporation. Thus, each prospective investor in the Common Stock should consult its own tax advisers as to the U.S. federal tax consequences of the purchase, ownership and disposition of shares of the Common Stock, including the effect of any United States state, local or foreign tax laws with respect thereto.


                               PLAN OF DISTRIBUTION

             The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, the Paris Bourse, or the Basel, Geneva or Zurich Stock Exchanges, in sales occurring in the public market off such exchanges, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold directly or through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and/or the purchasers of such Shares for whom they may act as broker or agent. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by the Selling Stockholder will be payable by the Selling Stockholder.

             The Selling Stockholder and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any profit on the sale of any or all of the Shares by the Selling Stockholder and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

             Any broker or dealer participating in any distribution of the Shares in connection with the offering of the Shares may be deemed to be an "underwriter" within the meaning of the act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer.


                             VALIDITY OF COMMON STOCK

             The validity of the Shares of Common Stock will be passed upon for the Company by White & Case, 1155 Avenue of the Americas, New York, New York.


                                     EXPERTS

             The audited consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.


                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   Item 3.  Incorporation of Documents by Reference.

             The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the year ended December 31, 1993. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

   Item 4.  Description of Securities.

             Not applicable.

   Item 5.  Interests of Named Experts and Counsel.

             Not applicable.

   Item 6.  Indemnification of Directors and Officers.

             Section 145 of the Delaware General Corporation Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

             The By-Laws of the Company provide that each person who at any time is or shall have been a director or officer of the Company, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the By-Laws of the Company facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Company and the director or officer.

   Item 7.  Exemption from Registration Claimed.

             The Shares offered hereby have been or will be issued to the Selling Stockholder (who is a Senior Vice President and Chief Financial Officer of the Company) upon the exercise of the Option, in private placement transactions "not involving any public offering" within the meaning of Section 4(2) of the Securities Act. Accordingly, the issuance of the Shares to the Selling Stockholder is exempt from registration under the Securities Act by virtue of the exemption provided in Section 4(2) thereof.

   Item 8.  Exhibits.

   Exhibit
   Number         Description of Documents

    5     -  Opinion of White & Case.

   23.1   -  Consent of Arthur Andersen & Co.

   23.2   -  Consent of White & Case (included in Exhibit 5).

   24     -  Power of Attorney of certain officers and directors.


   Item 9.  Undertakings.

             The undersigned Registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

             (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

             (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (5) that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus, filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or con-trolling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                    SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of April, 1994.


                                 NEWMONT MINING CORPORATION


                                 By /s/ Timothy J. Schmitt
                                   Timothy J. Schmitt
                                   Vice President, Secretary and
                                   Assistant General Counsel


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                 Signature                              Title                                 Date

                          *
                 Rudolph I.J. Agnew                     Director                              April 22, 1994

                          *
                 J.P. Bolduc                            Director                              April 22, 1994

                          *
                 Ronald C. Cambre                       Chief Executive Officer and Vice      April 22, 1994
                                                        Chairman and Director (Principal
                                                        Executive Officer)

                          *
                 Joseph P. Flannery                     Director                              April 22, 1994

                          *
                 Thomas A. Holmes                       Director                              April 22, 1994

                          *
                 Gordon R. Parker                       Chairman and Director                 April 22, 1994

                          *
                 T. Peter Philip                        President and Chief Operating         April 22, 1994
                                                        Officer and Director

                          *
                 Robin A. Plumbridge                    Director                              April 22, 1994

                          *
                 William I.M. Turner, Jr.               Director                              April 22, 1994

                          *
                 Wayne W. Murdy                         Senior Vice President and Chief       April 22, 1994
                                                        Financial Officer (Principal
                                                        Financial Officer)

                          *
                 Gary E. Farmar                         Vice President and Controller         April 22, 1994
                                                        (Principal Accounting Officer)


                          *By /s/ Timothy J. Schmitt
                             Timothy J. Schmitt as
                             Attorney-in-fact